Exhibit 10



              RESOLUTION OF THE BOARD OF DIRECTORS
                    ADOPTED NOVEMBER 21, 1995
                 (as amended December 26, 1996)


          RESOLVED, that the Company establish a Senior Executive Bonus Pool for fiscal 1997 payable to HERBERT
     F. IMHOFF, the Company's Chairman of the Board and CEO, and to HERBERT F. IMHOFF, JR., the Company's Executive Vice President, with the total sum of the pool to be divided between the two executives, in proportion to each executive's base salary.

     The executive Bonus Pool for fiscal 1997 would be equal to an aggregate amount based upon the following contingency formula:

     No executive bonus will be earned unless the Company's consolidated pretax earnings, before executive bonuses, exceed $2,500,000.

     If consolidated pretax earnings, before executive bonuses, exceed $2,500,000, but are less than $3,500,000, a bonus amount equal to 15% of the Company's pretax earnings, before executive bonuses, which exceed
     $2,500,000 will be added to the Executive Bonus Pool.

     If consolidated pretax earnings, before executive bonuses, exceed $3,500,000, but are less than $4,500,000, a bonus amount equal to 20% of the Company's pretax earnings, before executive bonuses, which exceed $3,500,000 will be added to the Executive Bonus Pool. This bonus is in addition to bonuses earned on pretax income of less than $3,500,000.

     If consolidated pretax earnings, before executive bonuses, exceed $4,500,000 a bonus amount equal to 25% of the Company's pretax earnings, before executive bonuses, which exceed $4,500,000 will be added to the Executive Bonus Pool. This bonus is in addition to bonuses earned on all pretax income of less than $4,500,000.